Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 377,355,000.00	0.0001381	$ 52,112.73
Fees Previously Paid
	Total Transaction Valuation:	$ 377,355,000.00
	Total Fees Due for Filing:			$ 52,112.73
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 52,112.73
Offering Note
[1]	(1) Calculated as the aggregate maximum purchase price based upon the net asset value per share as of July 31, 2026 of $16.40 and the offer to purchase up to 23,241,811 shares. (2) Calculated at $138.10 per $1,000,000 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and the Section 6(b) Filing Fee Rate Advisory for Fiscal Year 2026 dated August 25, 2025.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources